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                                                                    EXHIBIT 11.1

                              PREVIEW TRAVEL, INC.

                STATEMENT RE: COMPUTATION OF NET LOSS PER SHARE

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
                                                              SIX MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,         JUNE 30,
                               ----------------------------- -------------------
                                 1994      1995      1996      1996      1997
                               --------- --------- --------- --------- ---------
Weighted average common
 shares outstanding..........  1,140,366 1,227,979 1,630,803 1,579,150 1,707,145
Common equivalent shares
 pursuant to Staff Accounting
 Bulletin No. 83.............  1,837,824 1,837,824 1,837,824 1,837,824 1,837,824
                               --------- --------- --------- --------- ---------
Shares used in computing net
 income (loss) per share.....  2,978,189 3,065,802 3,468,627 3,416,973 3,544,968
                               ========= ========= ========= ========= =========
Shares used in computing pro
 forma net loss per share:
  Shares from above..........  2,978,189 3,065,802 3,468,627 3,416,973 3,544,968
  Assumed conversion of
   preferred stock at the
   date of issuance..........  1,873,822 3,185,854 3,849,970 3,377,273 4,470,881
  Assumed exercise warrants
   and conversion of debt(1).    290,909   791,818 1,254,187 1,169,437 1,190,723
                               --------- --------- --------- --------- ---------
  Shares used in computing
   pro forma net income
   (loss) per share..........  5,142,920 7,043,475 8,572,784 7,963,683 9,206,572
                               ========= ========= ========= ========= =========
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(1) Required or expected to be exercised or converted as the effective of the initial public offering.